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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:  David A. Kremser
          (602) 423-1954

                    UNISON PRESIDENT ON ADMINISTRATIVE LEAVE
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         ENSURES FULL AND IMPARTIAL INVESTIGATION BY INDEPENDENT FIRMS

Scottsdale, Arizona (April 4, 1997) - Unison HealthCare Corporation (Nasdaq/NM:UNHC) today announced that Jerry M. Walker, president and chief executive officer of the Company, has been placed on administrative leave. The action was taken in order that the ongoing, previously announced investigation relating to the Company's restatement of the nine months ended September 30, 1996, could be conducted as objectively and impartially as possible.

        Mr. Walker said, "I fully endorse the decision of the executive committee which places me on administrative leave until the ongoing independent investigation is completed. Such an action ensures full and impartial disclosure from all employees and will help bring the investigation to a timely conclusion."

        David A. Kremser, chairman of the executive committee of Unison's Board of Directors, will assume Mr. Walker's responsibilities in the interim.

        Unison announced on March 19, 1997, that it expected to restate its financial results for the nine months ended September 30, 1996. The announcement indicated that the restatement was made necessary as a result of inaccuracies generated by the accounting systems of the Company. In that same announcement, the Company reported that the Board of Directors had engaged the law firm of Brown, Parker & Leahy L.L.P. of Houston, Texas, to conduct a special review of the facts and circumstances surrounding the restatement, assisted by the accounting firm of Price Waterhouse LLP.

        Unison HealthCare Corporation is a provider of quality long-term and specialty health care services. The Company provides a broad range of health care services including nursing care, rehabilitation therapy, pharmacy and other specialized services primarily to subacute patients.


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